Exhibit 99.1

Company Contact:

Ronald H. Spair
Chief Financial Officer 610-882-1820
Investorinfo@orasure.com
www.orasure.com

OraSure Announces 2017 Third Quarter Financial Results

BETHLEHEM, PA – November 1, 2017 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the three and nine months ended September 30, 2017.

Financial Highlights

•	Consolidated net revenues for the third quarter of 2017 were $42.3 million, a 31% increase from the third quarter of 2016. Consolidated net product revenues were $41.2 million, representing a 62% increase over the third quarter of 2016.

•	Consolidated net revenues for the nine months ended September 30, 2017 were $115.0 million, a 24% increase from the comparable period of 2016. Consolidated net product revenues were $111.8 million, representing a 43% increase over the first nine months of 2016.

•	Net molecular collection systems revenues were $18.6 million during the third quarter of 2017, which represents a 123% increase over the third quarter of 2016. Net molecular collection systems revenues during the nine months ended September 30, 2017 were $45.3 million, a 92% increase from the comparable period in 2016.

•	Total OraQuick® HCV sales of $8.0 million for the third quarter of 2017 increased 185% compared to the third quarter of 2016 and included a 376% increase in international sales of the product from the prior year quarter. OraQuick® HCV sales were $21.8 million in the first nine months of 2017, a 144% increase over the first nine months of 2016 and included a 325% increase in international sales of the product from the prior year period.

•	Net revenues from international sales of the Company’s OraQuick® HIV products of $3.1 million increased 176% compared to the third quarter of 2016. Total international OraQuick® HIV sales for the nine months ended September 30, 2017 were $7.7 million, a 97% increase over the first nine months of 2016.

•	Consolidated net income for the third quarter of 2017 was $5.8 million, or $0.09 per share on a fully diluted basis, which compares to consolidated net income of $6.2 million, or $0.11 per share on a fully diluted basis, for the third quarter of 2016. Consolidated net income for the nine months ended September 30, 2017 was $23.6 million, or $0.39 per share on a fully-diluted basis, which compares to consolidated net income of $12.5 million, or $0.22 per share, for the comparable period of 2016. Results for the first nine months of 2017 included a $12.5 million pre-tax gain related to a litigation settlement that was accounted for as a reduction of operating expenses.

•	Cash and investments totaled $180.3 million and working capital amounted to $182.7 million at September 30, 2017.

“We are very pleased with the Company’s third quarter financial results,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Sales of our molecular collections products during the quarter were particularly strong and our infectious disease business experienced strong growth compared to the prior year quarter. We continue to deliver on our strategic growth priorities and we expect our strong performance to continue into the fourth quarter.”

Financial Results

Consolidated net product revenues for the third quarter of 2017 increased 62% over the comparable period of 2016. Consolidated net product revenues for the first nine months of 2017 increased 43% over the comparable period of 2016. These increases were primarily the result of higher sales of the Company’s molecular collections and OraQuick® HCV products and higher international sales of the OraQuick® HIV self-test, partially offset by lower domestic sales of the Company’s professional OraQuick® HIV product and lower cryosurgical product sales. Product revenues associated with the 2017 sales of the OraQuick® HIV self-test include $458,000 of support payments associated with the charitable support agreement with the Bill and Melinda Gates Foundation (“Gates Foundation”).

Consolidated other revenues for the third quarter and first nine months of 2017 were $1.2 million and $3.3 million, respectively. This compares to consolidated other revenues for the third quarter and first nine months of 2016 of $6.8 million and $14.4 million, respectively. Other revenues in the third quarter of 2017 included $939,000 of funding received from the U.S. Biomedical Advanced Research Development Authority (“BARDA”) and $218,000 in cost reimbursement under the Company’s charitable support agreement with the Gates Foundation. Other revenues in the third quarter of 2016 included $676,000 of BARDA funding and

$6.1 million of exclusivity revenues recognized under the Company’s HCV co-promotion agreement with AbbVie, which terminated on December 31, 2016. Other revenues in the first nine months of 2017 included $3.1 million of BARDA funding and $218,000 of cost reimbursement under the Gates Foundation agreement. Other revenues in the first nine months of 2016 included $1.6 million of BARDA funding and $12.8 million of AbbVie exclusivity revenues.

Consolidated gross margin was 58% and 61% for the three and nine months ended September 30, 2017, respectively. Consolidated gross margin for the three and nine months ended September 30, 2016 was 70% and 69%, respectively. Gross margin for the current quarter and the first nine months of 2017 decreased primarily due to the absence of AbbVie exclusivity revenues during these periods, an increase in lower margin product sales, and higher scrap and spoilage costs.

Consolidated operating expenses increased to $17.3 million during the third quarter of 2017 compared to $16.5 million in the third quarter of 2016. For the nine months ended September 30, 2017, consolidated operating expenses were $40.4 million, a $10.5 million decrease from the $50.9 million reported for the nine months ended September 30, 2016. The quarterly increase was largely due to higher sales and marketing expenses resulting from higher staffing costs, higher external commissions to be paid to certain international distributors, and an increase in our allowance for doubtful accounts related to a genomics customer. The reduction in the nine-month period was primarily due to a $12.5 million gain on a litigation settlement reported earlier this year, the absence of costs associated with the AbbVie HCV co-promotion agreement, and lower legal fees partially offset by higher staffing costs.

Operating income increased 19% to $7.3 million in the third quarter of 2017 compared to $6.1 million in the third quarter of 2016. Operating income for the nine months ended September 30, 2017 was $30.1 million, a 128% increase over the comparable period in 2016.

The Company’s cash and investment balance totaled $180.3 million at September 30, 2017, compared to $120.9 million at December 31, 2016. Working capital was $182.7 million at September 30, 2017, compared to $139.1 million at December 31, 2016. For the nine months ended September 30, 2017, the Company generated $30.4 million in cash from operations.

Fourth Quarter 2017 Outlook

The Company expects consolidated net revenues to range from $45 million to $46 million and is projecting consolidated net income of $0.08 to $0.09 per share for the fourth quarter of 2017.

Financial Data

Condensed Consolidated Financial Data
(In thousands, except per-share data) Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Results of Operations
Net revenues	$42,314	$32,251	$115,036	$92,699
Cost of products sold	17,670	9,576	44,605	28,626

Gross profit	24,644	22,675	70,431	64,073

Operating expenses:
Research and development	3,228	3,196	9,536	8,547
Sales and marketing	7,162	6,428	21,541	22,531
General and administrative	6,935	6,907	21,777	19,803
Gain on litigation settlement	—	—	(12,500)	—

Total operating expenses	17,325	16,531	40,354	50,881

Operating income	7,319	6,144	30,077	13,192
Other income (expense)	113	498	676	(34)

Income before income taxes	7,432	6,642	30,753	13,158
Income tax expense	1,669	400	7,121	634

Net income	$5,763	$6,242	$23,632	$12,524

Earnings per share:
Basic	$0.10	$0.11	$0.40	$0.23

Diluted	$0.09	$0.11	$0.39	$0.22

Weighted average shares:
Basic	60,090	55,653	58,511	55,549

Diluted	62,172	56,530	60,569	56,273

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended September 30,
	Dollars			Percentage of Total Net Revenues
Market	2017	2016	% Change	2017	2016
Infectious disease testing	$16,577	$10,412	59%	39%	32%
Risk assessment testing	3,149	3,481	(10)	7	11
Cryosurgical systems	2,879	3,240	(11)	7	10
Molecular collection systems	18,552	8,327	123	44	26

Net product revenues	41,157	25,460	62	97	79
Other	1,157	6,791	(83)	3	21

Net revenues	$42,314	$32,251	31%	100%	100%

	Nine Months Ended September 30,
	Dollars			Percentage of Total Net Revenues
Market	2017	2016	% Change	2017	2016
Infectious disease testing	$47,822	$34,729	38%	42%	37%
Risk assessment testing	9,517	9,746	(2)	8	10
Cryosurgical systems	9,116	10,162	(10)	8	11
Molecular collection systems	45,316	23,649	92	39	26

Net product revenues	111,771	78,286	43	97	84
Other	3,265	14,413	(77)	3	16

Net revenues	$115,036	$92,699	24%	100%	100%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
HIV Revenues	2017	2016	% Change	2017	2016	% Change
Domestic	$3,622	$4,858	(25)%	$12,401	$16,446	(25)%
International	3,069	1,110	176	7,738	3,934	97
Domestic OTC	1,515	1,311	16	4,951	4,574	8

Net product revenues	$8,206	$7,279	13%	$25,090	$24,954	1%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
HCV Revenues	2017	2016	% Change	2017	2016	% Change
Domestic	$1,889	$1,529	24%	$5,980	$5,218	15%
International	6,154	1,293	376	15,817	3,722	325

Net product revenues	8,043	2,822	185	21,797	8,940	144
Amortization of exclusivity payments	—	6,114	(100)	—	12,837	(100)

Net HCV-related revenues	$8,043	$8,936	(10)%	$21,797	$21,777	0%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Cryosurgical Systems Revenues	2017	2016	% Change	2017	2016	% Change
Domestic professional	$1,426	$1,456	(2)%	$4,368	$4,155	5%
International professional	179	162	10	552	607	(9)
Domestic OTC	325	339	(4)	957	1,062	(10)
International OTC	949	1,283	(26)	3,239	4,338	(25)

Net product revenues	$2,879	$3,240	(11)%	$9,116	$10,162	(10)%

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2017	December 31, 2016
Assets

Cash and cash equivalents	$78,610	$109,790
Short-term investments	83,372	11,160
Accounts receivable, net	28,099	19,827
Inventories	16,859	11,799
Other current assets	2,395	3,865
Property and equipment, net	21,496	20,033
Intangible assets, net	8,972	10,337
Goodwill	20,257	18,793
Long-term investments	18,290	—
Other non-current assets	3,909	2,331

Total assets	$282,259	$207,935

Liabilities and Stockholders’ Equity
Accounts payable	$9,624	$4,633
Deferred revenue	1,186	1,388
Other current liabilities	15,813	11,314
Other non-current liabilities	3,928	2,304
Deferred income taxes	2,194	2,446
Stockholders’ equity	249,514	185,850

Total liabilities and stockholders’ equity	$282,259	$207,935

Additional Financial Data (Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Capital expenditures	$3,462	$3,512
Depreciation and amortization	$4,589	$4,152
Stock-based compensation	$5,213	$4,438
Cash provided by operating activities	$30,361	$25,180

Conference Call

The Company will host a conference call and audio webcast for analysts and investors to discuss the Company’s 2017 third quarter financial results, certain business developments and financial guidance for the fourth quarter of 2017, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #90105011 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 8, 2017, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #90105011.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of increased reliance on U.S. government contracts; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment levels and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; ability to successfully renew contracts or enter into new contracts with existing customers; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in credit agreements; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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